                                                EXHIBIT 21

LIST OF SUBSIDIARIES
Following lists the significant subsidiaries of the registrant and the state or jurisdiction of incorporation of each:

	NAME	INCORPORATED

1)	First National Bank of Pennsylvania	United States

2)	First National Insurance Agency, LLC	Delaware
First National Trust Company (which includes First National Investment Services Company, LLC and F.N.B. Investment Advisors, Inc.) is a subsidiary of First National Bank of Pennsylvania.
Bank Capital Services, LLC (which is a subsidiary of First National Bank of Pennsylvania) also conducts business under the name F.N.B. Equipment Finance.